SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 4, 2009
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

	Delaware	1-16725	42-1520346
	(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
	of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On May 4, 2009, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended March 31, 2009. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 First Quarter 2009 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: /s/ Terrance J. Lillis
Name: Terrance J. Lillis
Title: Senior Vice President and Chief Financial Officer
Date: May 5, 2009

EXHIBIT 99

RELEASE:	On receipt
MEDIA CONTACT:	Susan Houser, 515-248-2268,
Houser.Susan@principal.com
INVESTOR RELATIONS CONTACT:	Tom Graf, 515-235-9500,
investor-relations@principal.com

PRINCIPAL FINANCIAL GROUP, INC. REPORTS FIRST QUARTER 2009 RESULTS

Des Moines, IA (May 4, 2009) – Principal Financial Group, Inc. (NYSE: PFG) today announced net income available to common stockholders for the three months ended March 31, 2009, of $112.8 million, or $0.43 per diluted share compared to $174.2 million, or $0.67 per diluted share for the three months ended March
31, 2008. The company reported operating earnings of $164.0 million for first quarter 2009, compared to
$258.4 million for first quarter 2008. Operating earnings per diluted share (EPS) for first quarter 2009 were
$0.63 compared to $0.99 for the same period in 2008.[1] The declines from a year ago reflect lower asset valuations, including the impact of significant equity market declines, as represented by a 41 percent decline in the S&P 500 daily average comparing first quarter 2009 to first quarter 2008. This reduced total company assets under management (AUM) by 22 percent from a year ago, to $236.6 billion as of March 31, 2009, compared to $304.2 billion as of March 31, 2008. In addition, poor market performance in 2008 resulted in higher costs for employee pension and other post-retirement benefits[2] in first quarter 2009 than first quarter
2008 of $0.08 on an EPS basis.

Business Highlights:
• Strong sales: the company’s three key retirement and investment products generated $6.0 billion of sales, on a combined basis in first quarter 2009, despite a difficult sales environment, with $2.8 billion of sales for full service accumulation, $2.1 billion for Principal Funds, and $1.0 billion for individual annuities.
• Expense management: management action reduced compensation and other expenses by $86 million, or 15 percent, compared to first quarter 2008.
• Capital and liquidity management: the company increased its position in highly liquid assets 76 percent from a year ago to $5.8 billion at March 31, 2009, increasing cash and cash equivalent holdings by 141 percent to $2.7 billion as of March 31, 2009, and increasing government-backed securities by 43 percent from a year ago to $3.1 billion as of March 31, 2009. Strong liquidity enabled the company to continue scaling back on the Investment Only business, reducing the block by $1.5 billion during the first quarter from year-end levels.
• Distribution enhancements: the company expanded its distribution relationship with BofA/Merrill
Lynch to cover defined contribution (DC) plans, gaining access to a market leader with 15,000 advisors focused on the small to midsize DC market.
“Operating earnings for the quarter were solid, as our expense initiatives helped to offset some of the decline in revenues caused by reduced asset valuations,” said Larry D. Zimpleman, president and chief executive officer. “Our investment portfolio continued to perform well, resulting in a manageable level of capital losses. And we continued to demonstrate our ability to attract and retain customers.”

[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights.

“Our asset management and accumulation growth engines delivered $4.6 billion of net cash flows[3] , including near-record flows for full service accumulation,” said Zimpleman. “This strong result demonstrates our focus on meeting customer needs, which is also reflected in recent recognition by Pensions and Investments, for excellence in investment education; and in a Chatham Partners survey, where our client loyalty scores beat the benchmark by double-digit percentages. We were also extremely proud to recently be named one of the "World's Most Ethical Companies" by the Ethisphere Institute, for the third year in a row.
The Principal was one of only three in the financial services industry to make the prestigious list this year.
We believe this recognition demonstrates to customers and investors alike that The Principal remains a company they can count on during uncertain times.”
Added Zimpleman, “During the quarter, we continued to invest new cash into high quality, liquid assets. We moved cash to the holding company from the life company, positioning the holding company to meet its obligations in 2009, while continuing to maintain strong life company capital ratios[4] . We reduced our exposure to BBB bonds, selling approximately $340 million of these securities during the quarter. And as we’ve scaled back our Investment Only business, we’ve reduced our weighting to commercial real estate, with approximately $240 million of commercial mortgages and CMBS paying off at maturity during the first quarter.”

Net Income
Net income available to common stockholders of $112.8 million for first quarter 2009 reflects net realized capital losses of $50.9 million, which includes: $66.5 million of losses related to sales and other than temporary impairment of fixed maturity securities; $16.1 million of losses related to deferred policy acquisition costs;
$16.4 million of losses on bridge and mezzanine loans held in the Global Asset Management segment; $29.6 million of gains on bonds sales; and $15.3 million of gains on mark to market of fixed maturity securities held as trading. Net income also includes a $0.3 million net loss from other after-tax adjustments. Excluding the impact of early adopting new FASB requirements for measuring and presenting other-than-temporary impairment charges on available for sale securities, which is discussed in this release after Segment Highlights, losses on available for sale fixed maturity securities would have been $28.5 million higher, after-tax, reducing net income in the same amount.

Segment Highlights
U.S. Asset Accumulation
Segment operating earnings for first quarter 2009 were $93.1 million, compared to $139.1 million for the same period in 2008. The variance primarily reflects lower revenues due to the impact on account values of significant equity market declines over the trailing twelve-month period. The decline also reflects the impact of higher costs for employee pension and other post-retirement benefits in first quarter 2009 than first quarter 2008, which reduced segment operating earnings by $8.5 million. Full service accumulation earnings were $51.1 million for first quarter 2009, compared to $68.1 million in first quarter 2008, reflecting a 22 percent decline in average account values. Individual annuities earnings were $5.3 million in first

2 SFAS 87 Pension Expense and SFAS 106 Other Post-Retirement Benefits
[3] Full Service Accumulation, Principal Funds, Individual Annuities, Principal International and Principal Global Investors non-
affiliated net cash flows.
[4] Cash and cash equivalents discussed in more detail in this release after Segment Highlights.

quarter 2009 compared to earnings of $16.8 million for first quarter 2008. Earnings from the fixed annuity business improved 10 percent compared to the year ago quarter to $16.9 million reflecting growth in account values. The decline reflects the impact of unfavorable equity markets on the variable annuity business, which resulted in a true-up of deferred policy acquisition costs during first quarter 2009, a decrease in separate account asset fees, and an increase in guaranteed minimum death benefit reserves and claims. Principal Funds’ earnings were $1.8 million for first quarter 2009, compared to $8.1 million in first quarter 2008, reflecting a 34 percent decline in average account values.

Operating revenues for the first quarter were $1,007.5 million, compared to $1,204.7 million for the same period in 2008. The decline primarily reflects lower net investment income in the Investment Only business due to lower yields on a smaller base of account values, and lower fees in the full service accumulation and mutual fund businesses resulting from the negative impact of markets on account values.

Segment assets under management were $133.9 billion as of March 31, 2009, compared to $170.9 billion as of March 31, 2008.

Global Asset Management
Segment operating earnings for first quarter 2009 were $6.8 million, compared to $19.8 million in the prior year quarter, reflecting a 20 percent decline in average assets under management and lower fees due to a slowdown in the real estate market. The decline also reflects the impact of higher costs for employee pension and other post-retirement benefits in first quarter 2009 than first quarter 2008, and severance costs in first quarter 2009, which in total reduced segment operating earnings by $5.4 million.

Operating revenues for first quarter were $104.4 million, compared to $139.6 million for the same period in 2008.

Third party assets under management were $64.8 billion as of March 31, 2009, compared to $86.6 billion as of March 31, 2008, reflecting primarily the impact of market performance.

International Asset Management and Accumulation
Segment operating earnings for first quarter 2009 were $17.0 million compared to $31.7 million for the same period in 2008, primarily due to macroeconomic conditions: deflation in Chile in first quarter 2009 reduced earnings by $7.0 million; and weakening of Latin American currencies relative to the U.S. dollar reduced earnings by $6.5 million.

Operating revenues were $64.0 million for first quarter 2009, compared to $183.7 million for the same period last year. The decline primarily reflects lower investment income in Chile, which declined $96.3 million compared to first quarter 2008 as that country moved from an inflationary environment to a deflationary environment in first quarter 2009.

Segment assets under management were $23.5 billion as of March 31, 2009, compared to $30.2 billion as of March 31, 2008, reflecting a $6.7 billion decline due to foreign currency.

Life and Health Insurance
Segment operating earnings for first quarter 2009 were $71.8 million, compared to $79.2 million for the same period in 2008. The variance reflects higher costs for employee pension and other post-retirement benefits in first quarter 2009 than first quarter 2008, which reduced segment earnings by $8.8 million. It also reflects the impact of favorable reserve adjustments in the individual disability line and in the health division, which resulted in an $8.1 million after-tax net benefit in first quarter 2008. Excluding these items, segment earnings increased 14 percent.

Operating revenues were $1,131.0 million, compared to $1,187.6 million for the same period a year ago. The decline was primarily due to a $30.4 million drop in Health division premiums, which primarily reflects a decline in covered members.

Corporate
Operating losses for first quarter 2009 were $24.7 million, compared to operating losses of $11.4 million for the same period in 2008. First quarter 2008 results included favorable state tax items of $13.7 million.

Other-than-temporary impairments for first quarter 2009
On April 9, 2009, the Financial Accounting Standards Board established new requirements for measuring and presenting other-than-temporary impairment charges on available for sale securities, which the Company adopted for first quarter 2009 reporting. Based on the new requirements, on a pre-tax basis, total other than temporary impairment losses on available for sale securities were $146.6 million and the noncredit portion of loss recognized in other comprehensive income was $50.6 million. Net impairment losses on available for sale securities of $96.0 million for first quarter 2009 primarily reflect the following:
• Deterioration in expected cash flows resulted in a $26.6 million net impairment charge on CMBS collateralized debt obligations and a $15.5 million net impairment charge on non-agency residential mortgage backed securities.
• Sales of previously impaired securities and other credit impairments resulted in a $47.3 million net impairment charge.

Cash and cash equivalents
Cash and cash equivalents at the holding company level (Principal Financial Group, Inc. and Principal Financial Services, Inc.) were approximately $850 million as of March 31, 2009. This amount is sufficient to meet holding company needs for 2009, primarily senior debt maturing in August, of which $441 million remains outstanding. The holding company also maintains access to a $579 million credit facility. The company currently estimates cash needs at the holding company in 2010 of approximately $80 million. The increase in holding company cash from December 31, 2008 is primarily attributable to $645 million of ordinary dividends from the life company (Principal Life Insurance Company), pursuant to statutory authority. The company estimates the risk based capital ratio for the life company to be in the range of 350 to 375 percent as of March 31, 2009.

Total company cash and cash equivalents were approximately $2.7 billion as of March 31, 2009.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2008, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; difficult conditions in the global capital markets and the general economy, which the company does not expect to improve in the near future, that may materially adversely affect the company’s business and results of operations; the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition; impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and default of the company’s re-insurers.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
At 9:00 A.M. (CST) tomorrow, President and Chief Executive Officer Larry Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results during a live conference call, which can be accessed as follows:

  Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
  Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The call leader's name is Tom Graf.
  Replays of the earnings call are available at: www.principal.com/investor or by dialing 800-642-1687 (U.S. and Canadian callers) or 706-645-9291 (International callers). The access code is 91753676.
  Replays will be available beginning approximately two hours after the completion of the live earnings call through the end of day May 12, 2009.

The company's financial supplement for first quarter 2009 is currently available at www.principal.com/investor, and may be referred to during the call.

About the Principal Financial Group
The Principal Financial Group® (The Principal ® )[5] is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $236.6 billion in assets under management[6]
and serves some 18.8 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

5 "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

6 As of March 31, 2009

Summary of Segment and Principal Financial Group, Inc. Results

	Operating Earnings (Loss)*
	in millions
	Three Months Ended,
Segment	3/31/09	3/31/08
U.S. Asset Accumulation	$93.1	$139.1
Global Asset Management	6.8	19.8
International Asset Management and Accumulation	17.0	31.7
Life and Health Insurance	71.8	79.2
Corporate and Other	(24.7)	(11.4)
Operating Earnings	164.0	258.4
Net realized capital losses, as adjusted	(50.9)	(74.7)
Other after-tax adjustments	(0.3)	(9.5)
Net income available to common stockholders	$112.8	$174.2

	Per Diluted Share
	Three Months Ended,
	3/31/09	3/31/08
Operating Earnings	$0.63	$0.99
Net realized capital losses, as adjusted	(0.20)	(0.28)
Other after-tax adjustments	(0.00)	(0.04)
Net income available to common stockholders	$0.43	$0.67
Weighted-average diluted common shares
outstanding	260.5	261.3

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders

Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc. Results of Operations (in millions)
	Three Months Ended,
	3/31/09	3/31/08
Premiums and other considerations	$ 949.9	$ 1,053.0
Fees and other revenues	473.5	613.4
Net investment income	828.5	960.3
Net realized capital gains (losses), excluding
impairment losses on available-for-sale securities	32.7	(58.5)
Total other-than-temporary impairment losses on
available-for-sale securities	(146.6)	(67.5)
Portion of impairment losses on fixed maturities,
available-for-sale recognized in other
comprehensive income	50.6	-
Net impairment losses on available-for-sale securities	(96.0)	(67.5)
Net realized capital losses	(63.3)	(126.0)
Total revenues	2,188.6	2,500.7

Benefits, claims, and settlement expenses	1,306.6	1,472.0
Dividends to policyholders	63.5	70.8
Operating expenses	688.4	750.7
Total expenses	2,058.5	2,293.5

Income before income taxes	130.1	207.2
Income taxes	7.5	29.6
Net income	122.6	177.6

Net income (loss) attributable to noncontrolling
interest	1.6	(4.8)
Net income attributable to Principal Financial Group,
Inc.	121.0	182.4
Preferred stock dividends
	8.2	8.2
Net income available to common stockholders	$ 112.8	$ 174.2

Less:
Net realized capital losses, as adjusted	(50.9)	(74.7)
Other after-tax adjustments	(0.3)	(9.5)
Operating earnings	$ 164.0	$ 258.4

Selected Balance Sheet Statistics
Period Ended,
	3/31/09	12/31/08	3/31/08
Total assets (in billions)	$ 123.2	$ 128.2	$ 152.0
Total common equity (in millions)	$ 2,086.6	$ 1,930.8	$ 6,300.1

Total common equity excluding accumulated
other comprehensive income (in millions)	$ 6,927.7	$ 6,842.4	$ 6,659.2

End of period common shares outstanding (in
millions)	260.0	259.3	258.6
Book value per common share	$ 8.03	$ 7.45	$ 24.36
Book value per common share excluding
accumulated other comprehensive income	$ 26.65	$ 26.39	$ 25.75

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,
	03/31/09	03/31/08
Diluted Earnings Per Common Share:
Operating Earnings	0.63	0.99
Net realized capital losses	(0.20)	(0.28)
Other after-tax adjustments	(0.00)	(0.04)
Net income available to common stockholders	0.43	0.67

Book Value Per Common Share Excluding Accumulated Other Comprehensive
Income:
Book value per common share excluding accumulated other comprehensive income	26.65	25.75
Net unrealized capital losses	(15.90)	(2.01)
Foreign currency translation	(0.60)	0.38
Net unrecognized post-retirement benefit obligations	(2.12)	0.24
Book value per common share including accumulated other comprehensive income	8.03	24.36

Operating Revenues:
USAA	1,007.5	1,204.7
GAM	104.4	139.6
IAMA	64.0	183.7
Life and Health	1,131.0	1,187.6
Corporate and Other	(45.7)	(55.3)
Total operating revenues	2,261.2	2,660.3
Add:
Net realized capital losses and related adjustments	(72.5)	(138.3)
Terminated commercial securities issuance operation	(0.1)	(21.3)
Total GAAP revenues	2,188.6	2,500.7

Operating Earnings:
USAA	93.1	139.1
GAM	6.8	19.8
IAMA	17.0	31.7
Life and Health	71.8	79.2
Corporate and Other	(24.7)	(11.4)
Total operating earnings	164.0	258.4
Net realized capital losses	(50.9)	(74.7)
Other after-tax adjustments	(0.3)	(9.5)
Net income available to common stockholders	112.8	174.2

Net Realized Capital Gains (losses):
Net realized capital gains losses, as adjusted	(50.9)	(74.7)
Add:
Periodic settlements and accruals on non-hedge derivatives	7.7	8.8
Amortization of DPAC and sale inducement costs	24.8	(13.5)
Certain market value adjustments of embedded derivatives	(4.0)	-
Capital gains distributed	(6.7)	(9.3)
Tax impacts	(36.8)	(34.1)
Noncontrolling interest capital gains (losses)	1.1	(6.7)
Less related fee adjustments:
Certain market value adjustments to fee revenues	(1.5)	(3.5)
GAAP net realized capital losses	(63.3)	(126.0)

Other After Tax Adjustments:
Change in estimated loss related to a prior year legal contingency	-	7.6
Terminated commercial securities issuance operation	(0.3)	(17.1)
Total other after-tax adjustments	(0.3)	(9.5)